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Exhibit 8.1

[LETTERHEAD OF KIRKLAND & ELLIS LLP]

January 19, 2005

Adolph Coors Company
311 Tenth Street
Golden, Colorado 08401

Dear Sirs:

        We have acted as counsel to Adolph Coors Company, a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-3, filed with the Commission on November 24, 2004 (including the documents incorporated therein by reference, the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), relating to the issuance of a maximum of 48,086,433 shares (the "Shares") in the aggregate of the Company's Class A Common Stock and Class B Common Stock, each having a par value of $0.01 per share (the "Common Stock"), which Shares the Company may issue, from time to time, upon exchange or redemption of exchangeable shares ("Exchangeable Shares") that may be issued by Molson Coors Exchangeco ("Exchangeco"), a subsidiary of the Company. The Exchangeable Shares will be issued, and the Company's obligation to issue Shares upon exchange or redemption of the Exchangeable Shares will arise, in connection with the consummation of the combination (the "Combination") of the Company and Molson Inc., a corporation organized and existing under the laws of Canada ("Molson"), pursuant to a Plan of Arrangement (the "Plan of Arrangement"), as provided for in that certain Combination Agreement (the "Combination Agreement"), dated as of July 21, 2004, as amended, among the Company, Exchangeco and Molson.

        In connection with the Combination, proxies are being solicited by the Board of Directors of the Company pursuant to a certain Joint Proxy Statement/Management Information Circular (as amended or supplemented, the "Joint Proxy Statement/ Management Information Circular") filed with the Commission on Schedule 14A on December 10, 2004 with respect to a special meeting of stockholders of Coors to be convened on January 19, 2005 (including any adjournment of such special meeting, the "Coors Meeting"). At the Coors Special Meeting, stockholders will be asked to consider and vote on the proposals to adopt an amended and restated certificate of incorporation of the Company (the "Restated Charter") and approve the issuance (the "Molson Coors Share Issuance") of shares of Class A Common Stock, Class B Common Stock, special Class A voting stock and special Class B voting stock (and any shares convertible into or exchangeable for shares of any such class of stock) as contemplated by the Combination Agreement and the Plan of Arrangement. The Plan of Arrangement is to be approved by the shareholders of Molson pursuant to the shareholders resolution (the "Molson Shareholders Resolution") described in the Joint Proxy Statement/Management Information Circular at a special meeting of Molson shareholders to be convened on January 19, 2005 (including any adjournment of such special meeting, the "Molson Shareholder Meeting"). Subject to the approval of the Molson Shareholders Resolution at the Molson Shareholder Meeting and approval of the Molson Coors Share Issuance and the Restated Charter at the Coors Meeting, the Superior Court, District of Montréal, Province of Québec (the "Court"), at a hearing (the "Hearing") expected to be held on February 2, 2005, will consider Molson's request to issue an order (the "Order") approving the Arrangement set forth in the Plan of Arrangement. Upon consummation of the Combination, Molson will become a consolidated subsidiary of the Company and the Company will change its name to Molson Coors Brewing Company.

        We have examined the Registration Statement, the Joint Proxy Statement/Management Information Circular and such other documents and such legal authorities as we have deemed relevant for purposes of expressing the opinion contained herein. Our opinion is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated and proposed thereunder, current positions of the Internal Revenue Service (the "IRS") contained in published Revenue Rulings and Revenue Procedures and existing judicial decisions. No tax rulings have been or will be sought from the IRS with respect to any of the matters discussed herein.

        Based on the foregoing, the discussions set forth under the caption "Material U.S. Federal Income Tax Considerations" in the Registration Statement, subject to the qualifications therein, in our opinion are accurate in all material respects. There can be no assurance, however, that such views will not be successfully challenged by the IRS or significantly altered by new legislation, changes in IRS positions, or judicial decisions, any of which challenges or alterations may be applied retroactively.

        This opinion speaks as of the time of delivery on the date it bears. We do not assume any obligation to provide you with any subsequent opinion or advice by reason of any fact about which we did not have actual knowledge at that time, by reason of any change subsequent to that time in any law covered by this opinion, or for any other reason.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the prospectus which forms a part thereof. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

        This opinion is furnished to you in connection with your filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose without our consent.

Very truly yours,
/s/ KIRKLAND & ELLIS LLP
Kirkland & Ellis LLP

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  Exhibit 8.1